Exhibit 99.1

Media contact:

Gina Penzig,

director, corporate communications

Phone: 785.575.8089

gina.penzig@WestarEnergy.com

Investor contact:

Bruce Burns,

director, investor relations

Phone: 785.575.8227

bruce.burns@WestarEnergy.com

WESTAR ENERGY ANNOUNCES 1ST QUARTER 2012 RESULTS

Warmest 1st Quarter in more than 50 years

TOPEKA, Kan., May 9, 2012 — Westar Energy, Inc. (NYSE:WR) today announced earnings for first quarter 2012 were $27 million, or $0.21 per share, compared with $31 million, or $0.27 per share, for the same period in 2011. Earnings for 2011 include the effects of costs related to legal settlements last year. Per share results for the first quarter 2012 reflect additional shares outstanding as a result of the company having issued shares to fund capital investments.

Following is a reconciliation of GAAP to ongoing (non-GAAP) earnings per share:

	Three Months Ended March 31,
	2012	2011	Change
Basic earnings per share	$0.21	$0.27	$(0.06)
Less adjustment for:
Legal costs related to legal settlements (a)	—	(0.01)	0.01

Ongoing (non-GAAP) earnings per share	$0.21	$0.28	$(0.07)

(a)	Per share amounts adjusted for income tax expense

The primary drivers for the decrease in first quarter 2012 ongoing net income were lower retail sales largely due to extremely mild winter weather and higher costs associated with power plant maintenance. Our service territory experienced the warmest first quarter in more than 50 years. These factors were partially offset by benefits from corporate-owned life insurance.

Reconciliation of GAAP to ongoing (non-GAAP) net income:

Westar Energy announces first quarter 2012 results	Page 2 of 4

	Three Months Ended March 31,
	2012	2011	Change
	(Dollars in millions)
Net income attributable to common stock	$27.3	$31.3	$(4.0)
Less adjustment for:
Legal costs related to legal settlements (a)	—	(1.0)	1.0

Ongoing (non-GAAP) net income	$27.3	$32.3	$(5.0)

(a)	Adjusted for income tax expense

Earnings Guidance

The company affirmed its 2012 earnings guidance of $1.85 to $2.00 per share. The company has posted to its website a summary of factors it considers to be principal drivers and adjustments used in arriving at earnings guidance. It is located under Supplemental Materials within the Investors section of the company website at www.WestarEnergy.com.

Conference Call and Additional Company Information

Westar Energy management will host a conference call Thursday, May 10 with the investment community at 10 a.m. ET (9 a.m. CT). Investors, media and the public may listen to the conference call by dialing 866-770-7125, participant code 75566875. A webcast of the live conference call will be available at www.WestarEnergy.com.

Members of the media are invited to listen to the conference call and then contact Gina Penzig with any follow-up questions.

This earnings announcement, supplemental materials with detailed first quarter 2012 financial information, the company’s quarterly report on Form 10-Q for the period ended Mar. 31, 2012 and other filings the company has made with the Securities and Exchange Commission are available on the company’s website at www.WestarEnergy.com.

Westar Energy announces first quarter 2012 results	Page 3 of 4

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to about 689,000 customers in the state. Westar Energy has about 7,100 megawatts of electric generating resources and operates and coordinates more than 34,000 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed herein as well as (1) those discussed in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2011 (a) under the heading, “Forward-Looking Statements,” (b) in ITEM 1. Business, (c) in ITEM 1A. Risk Factors, (d) in ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and (e) in ITEM 8. Financial Statements and Supplementary Data: Notes 13 and 15; (2) those discussed in the company’s Quarterly Report on Form 10-Q filed May 9, 2012 (a) in ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (b) in Part I, Financial Information, ITEM 1. Financial Statements: Notes 8 and 9; and (2) other factors discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made.

Westar Energy announces first quarter 2012 results	Page 4 of 4

Westar Energy, Inc

Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011	Change	% Change
REVENUES:
Residential	$138,418	$152,908	$(14,490)	(9.5)
Commercial	129,651	128,827	824	0.6
Industrial	85,420	79,196	6,224	7.9
Other retail	(2,920)	(3,014)	94	3.1

Total Retail Revenues	350,569	357,917	(7,348)	(2.1)
Wholesale	71,212	78,594	(7,382)	(9.4)
Transmission	45,963	37,176	8,787	23.6
Other	7,933	8,033	(100)	(1.2)

Total Revenues	475,677	481,720	(6,043)	(1.3)

OPERATING EXPENSES:
Fuel and purchased power	127,654	134,184	(6,530)	(4.9)
Operating and maintenance	156,044	137,351	18,693	13.6
Depreciation and amortization	73,280	70,259	3,021	4.3
Selling, general and administrative	47,334	48,767	(1,433)	(2.9)

Total Operating Expenses	404,312	390,561	13,751	3.5

INCOME FROM OPERATIONS	71,365	91,159	(19,794)	(21.7)

OTHER INCOME (EXPENSE):
Investment income	4,324	1,968	2,356	119.7
Other income	13,590	2,249	11,341	504.3
Other expense	(5,553)	(5,368)	(185)	(3.4)

Total Other Income (Expense)	12,361	(1,151)	13,512	n.m.

Interest expense	42,046	43,538	(1,492)	(3.4)

INCOME BEFORE INCOME TAXES	41,680	46,470	(4,790)	(10.3)
Income tax expense	12,443	13,513	(1,070)	(7.9)

NET INCOME	29,237	32,957	(3,720)	(11.3)
Less: Net income attributable to noncontrolling interests	1,713	1,373	340	24.8

NET INCOME ATTRIBUTABLE TO WESTAR ENERGY	27,524	31,584	(4,060)	(12.9)
Preferred dividends	242	242	—	—

NET INCOME ATTRIBUTABLE TO COMMON STOCK	$27,282	$31,342	$(4,060)	(13.0)

Earnings per common share, basic	$0.21	$0.27	$(0.06)	(22.2)

Average equivalent common shares outstanding	126,495	113,875	12,620	11.1

DIVIDENDS DECLARED PER COMMON SHARE	$0.33	$0.32	$0.01	3.1

n.m. – not meaningful